Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Motive Capital Corp of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of Motive Capital Corp following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Date: October 5, 2021	/s/ Blythe Masters
Name: Blythe Masters